Exhibit 10.1

KEY EMPLOYEE AGREEMENT

This KEY EMPLOYEE AGREEMENT (the “Agreement”) is made and entered into as of the 13th day of September, 2007, by and between ValueClick, Inc. a Delaware corporation (“the Company” or “ValueClick”) and John Pitstick (“Executive”).

WHEREAS, the Company is a global online marketing services organization enabling advertisers to take advantage of the Internet to sell their products and increase brand awareness;

WHEREAS, Executive possesses unique technical and financial skills which are valuable to the business and financial prospects of the Company; and

WHEREAS, in light of the foregoing, the Company desires to employ Executive as Chief Financial Officer and Executive desires to accept such employment.

NOW THEREFORE, in consideration of the mutual promises contained herein, the Company and Executive agree as follows:

I.	Description of Employment Position and Responsibilities.

You will serve in the position of Chief Financial Officer. By executing this Agreement, you agree to assume and discharge such duties and responsibilities as are commensurate with this position and such other duties and responsibilities that are assigned to you from time to time by the Company’s Chief Executive Officer and Board of Directors. During the term of your employment, you shall devote your full time, skill and attention to your Company duties and responsibilities and shall perform them faithfully, diligently and competently. In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company in effect from time to time during your employment. To the fullest extent permitted by Delaware law, the Company shall indemnify and defend Executive from all costs, expenses and losses whether direct or indirect, including consequential damages and attorney’s fees, incurred or sustained by Executive in consequence of the lawful discharge of his duties on the Company’s behalf.

II.	Employment Considerations.
	2.1	At-Will Employment.

Executive acknowledges that his employment with the Company is for an unspecified duration that constitutes at-will employment, and that either Executive or the Company can terminate this relationship at any time, with or without Cause (as defined below) and with or without notice.

III.	Compensation.
	3.1	Base Salary.

In consideration of Executive’s services, to be effective on September 16, 2007, Executive will be paid an annual base salary of $300,000 (Three Hundred Thousand Dollars and no Cents), payable no less frequently than on a monthly basis in accordance with the Company’s standard payroll practices (“Standard Payment Schedule”). Executive’s base salary and bonus, in conjunction with his performance evaluation, will be reviewed on no less than an annual basis by the Company’s Chief Executive Officer, Board of Directors or the Compensation Committee of the Board of Directors.

3.2 Incentive Compensation.

In addition to Executive’s base salary, Executive will be entitled to participate in an incentive compensation plan for 2008 and subsequent years based upon terms to be approved by the Compensation Committee of the Company’s Board of Directors. For the period from October 1, 2007 through December 31, 2007, Executive will be guaranteed a bonus payment of $50,000.

IV.	Additional Benefits.
	4.1	Health Insurance/Vacation/Benefit Plans.

Executive will be entitled to receive the standard employee benefits made available by the Company to its employees to the full extent of his eligibility therefore. Executive shall be entitled to three (3) weeks of paid vacation per year. The terms and conditions of Executive’s vacation benefits shall be in accordance with the Company’s vacation policy in effect at that time. During Executive’s employment, Executive shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of the Company that is available to employees generally. Participation in any such plan shall be consistent with Executive’s rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan.

4.2 Reimbursement of Expenses.

The Company shall reimburse Executive for all reasonable expenses actually incurred or paid by Executive in the performance of his services on behalf of the Company, in accordance with the Company’s expense reimbursement policy as from time to time in effect.

4.3 Stock Options.

Pursuant to Board approval, and under the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including the stock vesting provisions contained therein, Executive may be granted an option to purchase shares of the Company’s common stock from time to time (the options you have previously been granted and any and all options Executive may be granted in the future are collectively referred to herein as the “Options”).

V.	Termination; Change of Control Benefits.

5.1 Voluntary Termination; Cause.

At any time, if Executive’s employment is terminated by the Company with Cause, or if Executive resigns his employment voluntarily, no compensation or other payments will be paid or provided to Executive for periods following the date when such a termination of employment is effective, provided that any rights Executive may have under the benefit plans of the Company shall be determined under the provisions of those plans. If Executive’s employment terminates as a result of his death or disability, no compensation or payments will be made to Executive other than those to which Executive may otherwise be entitled under the benefit plans of the Company.

5.2 Change of Control Compensation.

In the event there should occur a Change of Control (as defined below), and (i) Executive’s employment by the Company terminates for any reason other than for Cause or on account of Executive’s permanent disability or death or (ii) there occurs a Constructive Termination (as defined below), the Company will pay to Executive as severance, in one lump sum amount (unless Executive indicates in writing to the Company prior to the Company’s payment of his election to be paid in installments over a specified period) an amount equal to one year of Executive’s annual base salary in effect immediately prior to the time of such termination. Such amount will be paid by the Company as soon as administratively possible following such termination, but in all events not later than fifteen (15) days following the effective date of such termination. Such amounts paid will be reduced by all applicable withholding taxes and other deductions required by law and any additional amounts authorized by Executive to be withheld.

5.3 Other Change of Control Benefits.

In addition to any amounts payable under Section 5.2 above, upon the occurrence of a Change of Control and (i) Executive’s employment by the Company terminates for any reason other than for Cause or on account of Executive’s permanent disability or death or (ii) there occurs a Constructive Termination, one hundred percent (100%) of the Options shall be immediately exercisable.

5.4 Change of Control Definitions. For purposes of this Agreement:

(a) A “Change of Control” will be deemed to occur upon consummation of any one of the following:

(i) a sale, lease or other disposition of all or any material portion of the assets of the Company;

(ii) a merger, consolidation or other reorganization in which the Company is not the surviving corporation and the stockholders of the Company immediately prior to the merger, consolidation or other reorganization fail to possess direct or indirect ownership of more than fifty percent (50%) of the voting power of the securities of the surviving corporation (or if the surviving corporation is a controlled affiliate of another Person, then the required beneficial ownership will be determined with respect to the securities of that Person which controls the surviving corporation and is not itself a controlled affiliate of any other Person) immediately following such transaction; and

(iii) a merger, consolidation or other reorganization in which the Company is the surviving corporation and the stockholders of the Company immediately prior to such merger, consolidation or other reorganization fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the securities of the Company (or if the Company is a controlled affiliate of another Person, then the required beneficial ownership will be determined with respect to the securities of that Person which controls the Company and is not itself a controlled affiliate of any other Person) immediately following such transaction.

For purposes of Sections 5.4(a)(ii) and 5.4(a)(iii) above, any Person who acquired securities of the Company prior to the occurrence of the specified transaction in contemplation of such transaction and who immediately after such transaction possesses direct or indirect beneficial ownership of at least ten percent (10%) of the securities of the Company or the surviving corporation, as appropriate (or if the Company or the surviving corporation is a controlled affiliate of the appropriate Person as determined above), will not be included in the group of stockholders of the Company immediately prior to such transaction.

(b) A “Constructive Termination” means any of the following occurring after a Change of Control:

(i) a reduction, without Executive’s written consent, in Executive’s then-current annual base salary;

(ii) a reduction, without Executive’s written consent, in Executive’s then-current job responsibilities or duties; or

(iii) a relocation of Executive’s principal place of employment outside the state of California.

(c) “Cause” means (i) a final conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company; (ii) refusal to comply with reasonable directives of the Company’s Board of Directors; (iii) negligence or reckless or willful misconduct in the performance of Executive’s duties; (iv) failure to perform, or continuing neglect in the performance of, Executive’s duties; (v) misconduct which has a materially adverse effect upon the Company’s business or reputation; (vi) violation of the Company’s policies, including, without limitation, the Company’s policies on equal employment opportunity and prohibition of unlawful harassment.

(d) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any governmental entity.

VI.	Assumption.

Prior to or upon consummation of the Change of Control, the Company shall obtain the assumption of this Agreement by the surviving corporation of any merger, consolidation or other reorganization (if such surviving corporation is not the Company) and the ultimate parent of the Person engaging in the transaction or transactions constituting a Change of Control.

VII.	Intellectual Property Rights/Confidential Information.

Executive agrees that the Company is the owner of valuable trade secrets, client, vendor, customer and contractor lists and other confidential and proprietary information. As such, Executive agrees that his employment is contingent upon Executive’s execution of, and delivery to, the Company of a Confidential Information and Invention Assignment Agreement in the standard form utilized by the Company.

VIII.	Non-Competition/Conflicting Employment.

Executive agrees that, during the term of his employment with the Company, Executive will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company and/or its customers are now involved or become involved in during the term of Executive’s employment, nor will Executive engage in any other activities that conflict with Executive’s obligations to the Company.

IX.	Arbitration.

9.1 Arbitration Generally. Executive and the Company expressly agree that, to the extent permitted by law and to the extent that the enforceability of this Agreement is not thereby impaired, any and all disputes, controversies or claims between Executive and the Company, including, without limitation, those arising out of or concerning Executive’s employment by the Company or its termination or this Agreement, and including, without limitation, claims by Executive against the Board of Directors or any employees of the Company, whether arising under theories of liability or damages based on contract, tort or statute, shall be determined exclusively by final and binding arbitration before a single arbitrator in accordance with the National Rules For the Resolution of Employment Disputes of the American Arbitration Association, or successor rules then in effect, and that judgment upon the award of the arbitrator may be rendered in any court of competent jurisdiction. Claims subject to exclusive final and binding arbitration under this Agreement include, without limitation, claims that otherwise could be tried in court to a jury in the absence of this Agreement. Such claims include, without limitation, statutory claims for employment discrimination based on race, color, national origin, sex, religion, disability, age, harassment of any type, and other statutory or constitutional claims for employment discrimination; claims for wrongful termination including employment termination in violation of public policy; and claims for personal injury including, without limitation, defamation, fraud, and infliction of emotional distress. As a material part of this agreement to arbitrate claims, Executive expressly waives all rights to a jury trial in court on all statutory or other claims including, without limitation, those identified in this Section IX.

9.2 Location of Arbitration; Applicable Law.

The arbitration shall be held in Los Angeles, California, and this Agreement shall be construed according to the substantive law of the State of California as provided in this Section IX.

9.3 AAA Arbitration.

The arbitration shall be administered by the American Arbitration Association, and the arbitrator shall be selected from a list of arbitrators provided by the American Arbitration Association following a request by the party seeking arbitration for a list of five retired or former jurists with substantial professional experience in employment matters. The arbitration shall be conducted under the procedures applicable to arbitrations in the state of California. The arbitrator’s authority and jurisdiction shall be limited to determining the dispute in arbitration in conformity with law, to the same extent as if such dispute were determined as to liability and any remedy by a court without a jury. The arbitrator shall render an award which shall include a written statement of opinion setting forth the arbitrator’s findings of fact and conclusions of law.

9.4 Costs of Arbitration.

The Company or its successor shall pay the costs of arbitration including, without limitation, attorneys’ fees and costs, and fees and costs of any experts except that, if any party prevails on a statutory claim that entitles the prevailing party to a reasonable attorneys’ fee (with or without expert fees) as part of the costs, the arbitrator may award reasonable attorneys’ fees (with or without expert fees) to the prevailing party in accord with such statute.

9.5 Authority of Arbitrator.

Any controversy over whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this Section IX with respect to such arbitration shall be determined by the arbitrator.

9.6 Ongoing Rights and Obligations.

Executive acknowledges that the Company and Executive have ongoing rights and obligations relating to intellectual property, confidential information and non-competition with the Company, together with fiduciary rights and obligations, which will survive the termination of Executive’s employment with the Company. The Company and Executive agree that nothing in this Agreement shall waive or otherwise preclude any otherwise available right to temporary restraining orders or other injunctive relief for any breach or threatened breach of any of these obligations. Executive understands that injunctive relief may include, but shall not be limited to, restraining continuing breaches of such obligations. Any such injunctive proceedings shall be without prejudice to any rights the Company or Executive may have under this Agreement to obtain relief in arbitration with respect to such matters.

X.	General Provisions.

10.1 Governing Law.

This Agreement will be governed by the laws of the State of California, applicable to agreements made and to be performed entirely within such state.

10.2 Entire Agreement.

This Agreement sets forth the entire agreement and understanding between the Company and Executive relating Executive’s employment and supersedes all prior verbal discussion and written agreements between us. Any subsequent change or changes in Executive’s duties, salary or other compensation will not affect the validity or scope of this Agreement. Any change to the at-will terms of this Agreement must be executed in writing and signed by Executive and the Compensation Committee of the Board of Directors of the Company.

10.3 Successors/Assigns.

This Agreement will be binding upon Executive’s heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company and its respective successors and assigns.

Please acknowledge and confirm acceptance of this Agreement by signing and returning the enclosed copy of this Agreement.

VALUECLICK, INC.

By:

Tom Vadnais

ACCEPTANCE: I accept the terms of my employment with ValueClick, Inc. as set forth herein. I understand that this Agreement does not constitute a contract of employment for any specified period of time, and that my employment relationship with the Company may be terminated by either party, with or without cause and with or without notice.

Mr. John Pitstick	Date